UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant   [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement                  [_]  Confidential, for Use
                                                       of the Commission
                                                       Only (as permitted by
                                                       Rule 14a-6(e)(2)
[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to ss. 240.14a-12

                                    PDI, INC.
                ------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

     Name of Person(s) Filing Proxy Statement, IF OTHER THAN THE REGISTRANT)
    ------------------------------------------------------------------------

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[_]  Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                             [PDI, INC. LETTERHEAD]


                                                  CHARLES T. SALDARINI
                                                  Vice Chairman of the Board and
                                                  Chief Executive Officer


May 2, 2005

Dear Stockholder:

       You are invited to attend the Annual Meeting of Stockholders of PDI, Inc. to be held on June 7, 2005, at 3:00 p.m., Eastern time, at PDI, Inc., Saddle River Executive Centre, 1 Route 17 South, Saddle River, New Jersey 07458.

       At this meeting, you will be asked to elect three directors, to ratify the selection of the Company's independent registered public accounting firm for fiscal 2005 and to transact such other business as may properly come before the meeting. The accompanying Notice of Meeting and Proxy Statement describe these proposals. We urge you to read this information carefully.

       Your Board of Directors unanimously believes that the election of its nominees for directors and the ratification of its selection of Ernst & Young LLP as the Company's independent registered public accounting firm are in the best interests of PDI and its stockholders, and, accordingly, recommends a vote FOR the election of the nominees for director and FOR proposal 2 to ratify Ernst & Young LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2005.

       In addition to the formal business to be transacted at the Annual Meeting, management will make a presentation on developments of the past year and respond to comments and questions of general interest to stockholders. I personally look forward to greeting those PDI stockholders able to attend the meeting.

       Whether or not you plan to attend the Annual Meeting in person, it is important that your shares are represented. Therefore, please promptly complete, sign, date, and return the enclosed proxy card in the accompanying envelope, which requires no postage if mailed in the United States. You are, of course, welcome to attend the Annual Meeting and vote in person even if you previously returned your proxy card.

       Thank you.

                                        Sincerely,

                                        /s/ Charles T. Saldarini
                                        ------------------------
                                        Charles T. Saldarini
                                        Vice Chairman of the Board,
                                          Chief Executive Officer

                             [PDI, INC. LETTERHEAD]



                                    PDI, INC.
                          SADDLE RIVER EXECUTIVE CENTRE
                                1 ROUTE 17 SOUTH
                         SADDLE RIVER, NEW JERSEY 07458

                            -------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                             TO BE HELD JUNE 7, 2005

                            ------------------------

To the Stockholders of  PDI, Inc.:

       NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of PDI, Inc. (the "Company") will be held at PDI, Inc., Saddle River Executive Centre, 1 Route 17 South, Saddle River, New Jersey 07458 on June 7, 2005 at 3:00 p.m., Eastern time, for the following purposes:

       1. To elect three Class III directors of the Company, each to serve for a term of three years.

       2. To ratify the appointment of Ernst & Young LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2005.

       3. To transact such other business as may properly come before the meeting or any adjournments thereof.

       Only the stockholders of record at the close of business on April 27, 2005 are entitled to notice of and to vote at the Annual Meeting and any adjournments or postponements thereof.

       All stockholders are cordially invited to attend the meeting. Whether or not you expect to attend, you are requested to sign, date and return the enclosed proxy promptly. Stockholders who execute proxies retain the right to revoke them at any time prior to the voting thereof. A return envelope, which requires no postage if mailed in the United States, is enclosed for your convenience.

                                        By order of the Board of Directors,

                                        /s/ Beth R. Jacobson
                                        --------------------
                                        Beth R. Jacobson
                                        Executive Vice President,
                                        General Counsel and Corporate Secretary

Dated:    May 2, 2005

                                    PDI, INC.


                                 PROXY STATEMENT


       This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of PDI, Inc., a Delaware corporation (the "Company" or "PDI", "we", "us" or "our"), of proxies in the form enclosed for the Annual Meeting of Stockholders to be held at PDI, Inc., Saddle River Executive Centre, 1 Route 17 South, Saddle River, New Jersey 07458 on June 7, 2005 at 3:00 p.m., Eastern time, and for any adjournments or postponements thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. The Board of Directors knows of no other business which will come before the meeting. This Proxy Statement will be mailed to stockholders on or about May 3, 2005.

RECORD DATE AND QUORUM

       Stockholders of record at the close of business on April 27, 2005 are entitled to notice of and to vote at the Annual Meeting. As of the record date, there were 14,865,292 shares of common stock of the Company outstanding. Each share of common stock outstanding on the record date is entitled to one vote on each matter presented for action at the meeting. Shares of common stock were the only voting securities of the Company outstanding on the record date. A quorum will be present at the Annual Meeting if a majority of the shares of common stock outstanding on the record date are present at the meeting in person or by proxy.

VOTING OF PROXIES

       The persons acting as proxies pursuant to the enclosed proxy will vote the shares represented as directed in the signed proxy. Unless otherwise directed in the proxy, the proxyholders will vote the shares represented by the proxy: (i) for election of the three Class III director nominees named in this Proxy Statement; (ii) for ratification of the appointment of Ernst & Young LLP as independent registered public accounting firm to audit the financial statements of the Company for the fiscal year ending December 31, 2005; and
(iii) in the proxyholders' discretion, on any other business that may come properly before the meeting and any adjournments of the meeting.

       All votes will be tabulated by the inspector of election appointed for the Annual Meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Under the Company's bylaws and Delaware law:
(1) shares represented by proxies that reflect abstentions or "broker non-votes" (i.e., shares held by a broker or nominee that are represented at the meeting, but with respect to which such broker or nominee is not empowered to vote on a particular proposal) will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum; (2) there is no cumulative voting, and the director nominees receiving the highest number of votes, up to the number of directors to be elected, are elected and, accordingly, abstentions, broker non-votes and withholding of authority to vote will not affect the election of directors; and (3) proxies that reflect abstentions or non-votes will be treated as unvoted for purposes of determining approval of that proposal and will not be counted as votes for or against that proposal.

VOTING REQUIREMENTS

       ELECTION OF DIRECTORS. The election of directors requires a plurality of the votes cast for the election of directors; accordingly, the directorships to be filled at the Annual Meeting will be filled by the nominees receiving the highest number of votes. In the election of directors, votes may be cast in favor of or withheld with respect to any or all nominees; votes that are withheld will be excluded entirely from the vote and will have no effect on the outcome of the vote.

       RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM. The affirmative vote of a majority of the votes cast for or against the matter by stockholders entitled to vote at the Annual Meeting is required to ratify the appointment of our independent registered public accounting firm. An abstention from voting on this matter will be treated as "present" for quorum purposes. However, since an abstention is not treated as a "vote" for or against the matter, it will have no effect on the outcome of the vote.

REVOCABILITY OF PROXY

       A stockholder who has signed and returned the enclosed proxy may revoke it at any time before it is voted by (i) submitting to the Company a properly executed proxy bearing a later date, (ii) submitting to the Company a written revocation of the proxy or (iii) voting in person at the Annual Meeting.

EXPENSES OF SOLICITATION

       We will pay the expenses of the preparation of proxy materials and the solicitation of proxies for the Annual Meeting. In addition to the solicitation of proxies by mail, solicitation may be made by certain directors, officers or employees of PDI telephonically, electronically or by other means of communication. We will reimburse brokers and other nominees for costs incurred by them in mailing proxy materials to beneficial owners in accordance with applicable rules.


                                 PROPOSAL NO. 1

                              ELECTION OF DIRECTORS

       The Board of Directors consists of nine members and is divided into three classes, with three directors in each of Classes I, II and III. Directors serve for three-year terms with one class of directors being elected by the Company's stockholders at each annual meeting.

       At the Annual Meeting, three Class III directors will be elected to serve until the annual meeting of stockholders in 2008 and until each director's successor is elected and qualified.

Larry Ellberger, John Federspiel and Jan Martens Vecsi are the nominees for re-election as the Class III directors. All of the nominees currently are members of the Board of Directors who have been approved, recommended and nominated for re-election to the Board of Directors by the Nominating and Corporate Governance Committee and by the Board of Directors. The accompanying proxy will be voted for the election of Larry Ellberger, John Federspiel, and Jan Martens Vecsi as directors, unless the proxy contains contrary instructions. Management has no reason to believe that any of Mr. Ellberger, Mr. Federspiel or Ms. Vecsi will not be a candidate or will be unable to serve. However, in the event that any of the nominees should become unable or unwilling to serve as a director, the proxy will be voted for the election of such person or persons as shall be designated by the Board of Directors.

                       THE BOARD OF DIRECTORS RECOMMENDS A
               VOTE FOR THE ELECTION OF THE FOREGOING NOMINEES AND
                   PROXIES THAT ARE RETURNED WILL BE SO VOTED
                          UNLESS OTHERWISE INSTRUCTED.

                                    * * * * *

       Set forth below is information as of April 15, 2005 regarding the nominees for election as Class III directors and all other members of the Board of Directors who will continue in office.

                  NOMINEES FOR ELECTION AS CLASS III DIRECTORS
                               TERM EXPIRING 2005
                               ------------------

LARRY ELLBERGER, age 57. Mr. Ellberger has been a director since February 2003. Mr. Ellberger is a founder and partner in HVA, Inc., which provides advisory services for life sciences transactions. Until July 2003, Mr. Ellberger was senior vice president, corporate development at PowderJect, PLC, a London Stock Exchange - listed vaccines company. He had been a member of PowderJect's Board of Directors since 1997. From November 1996 through May 1999, Mr. Ellberger served as Chief Financial Officer of W. R. Grace and from May 1995 through September 1999 he served as Senior Vice President - Corporate Development of W.
R. Grace. Mr. Ellberger is a Director of Avant Immunotherapeutics and The Jewish Children's Museum. Mr. Ellberger received a B.A. in economics from Columbia College in 1968 and a B.S. in chemical engineering from Columbia School of Engineering in 1969.

JOHN FEDERSPIEL, age 51. Mr. Federspiel has been a director since October 2001. Mr. Federspiel is president of Hudson Valley Hospital Center, a 120 bed, short-term, acute care, not-for-profit hospital in Westchester County, New York. Prior to joining Hudson Valley Hospital in 1987, Mr. Federspiel spent an additional 10 years in health administration, during which he held a variety of executive leadership positions. Mr. Federspiel is an appointed Member of the State Hospital Review and Planning Council, and has served as chairman of the Northern Metropolitan Hospital Association, as well as other affiliations. Mr. Federspiel received a B.S. degree from Ohio State University in 1975 and an M.B.A. from Temple University in 1977.

JAN MARTENS VECSI, age 61. Ms. Vecsi has been a director since May 1998. Ms. Vecsi is the sister-in-law of John P. Dugan, our chairman. Ms. Vecsi was employed by Citibank, N.A. from 1967 through 1996 when she retired. Starting in 1984, she served as the senior human resources officer and vice president of the Citibank Private Bank. Ms. Vecsi received a B.A. in psychology and elementary education from Immaculata College in 1965.


                          INCUMBENT CLASS II DIRECTORS
                               TERM EXPIRING 2006
                               ------------------


CHARLES T. SALDARINI, age 41. Mr. Saldarini has been a director since 1997 and is PDI's vice chairman and chief executive officer. Since joining PDI in 1987, Mr. Saldarini has held positions of increasing responsibility, becoming president of PDI in January 1995, chief executive officer in November 1997 and vice chairman in June 2000. In his 18 years at PDI, his contributions have spanned the full range of the Company's development. Prior to joining PDI, Mr. Saldarini worked at Merrill Dow Pharmaceuticals. He received a B.A. in political science from Syracuse University in 1985.

JOHN M. PIETRUSKI, age 72. Mr. Pietruski has been a director since May 1998. Since 1990 Mr. Pietruski has been the chairman of the board of Encysive Pharmaceuticals, Inc., a pharmaceutical research and development company. He is a retired chairman of the board and chief executive officer of Sterling Drug Inc., where he was employed from 1977 until his retirement in 1988. Mr. Pietruski is a member of the board of directors of Xylos Corporation. Mr. Pietruski graduated Phi Beta Kappa with a B.S. in business administration with honors from Rutgers University in 1954.

FRANK RYAN, age 65. Mr. Ryan has been a director since November 2002. Mr. Ryan's career includes a 38-year tenure with Johnson & Johnson. Mr. Ryan retired in 2001 as Company Group Chairman with responsibility for worldwide Ethicon franchises and Johnson & Johnson Canada. In addition, Mr. Ryan was a member of the Medical Devices and Diagnostics Operating Group and Leader for the Group in Process Excellence (Six Sigma) and IT. Throughout his years at Johnson &
Johnson, Mr. Ryan held positions of increasing responsibility, including Worldwide President of Chicopee, President of Johnson and Johnson Hospital Services Co. and President of Ethicon, Inc. Mr. Ryan received a B.S. degree in mechanical engineering from the Illinois Institute of Technology in 1965 and an M.B.A. from the University of Chicago Graduate School of Business in 1969.

                           INCUMBENT CLASS I DIRECTORS
                               TERM EXPIRING 2007
                               ------------------

JOHN P. DUGAN, age 69. Mr. Dugan is our founder, chairman of the board of directors and director of strategic planning. He served as our president from inception until January 1995 and as our chief executive officer from inception until November 1997. In 1972, Mr. Dugan founded Dugan Communications, a medical advertising agency that later became known as Dugan Farley Communications Associates Inc. and served as its president until 1990. We were a wholly-owned subsidiary of Dugan Farley in 1990 when Mr. Dugan became our sole stockholder. Mr. Dugan was a founder and served as the president of the Medical Advertising Agency Association from 1983 to 1984. Mr. Dugan also served on the board of directors of the Pharmaceutical Advertising Council (now known as the Healthcare Marketing Communications Council, Inc.) and was its president from 1985 to 1986. Mr. Dugan received an M.B.A. from Boston University in 1964.

DR. JOSEPH T. CURTI, age 67. Dr. Curti became a director in August 2003. Dr. Curti was most recently president and chief executive officer of Ferring
Pharmaceuticals in Tarrytown, New York. He previously held the position of president and chief executive officer of Neurochem, Inc. in Kingston, Ontario and President of North American Operations of Searle in Skokie, Illinois. He spent 19 years at Pfizer in a number of senior positions, both domestically and internationally, directing clinical drug development, drug regulatory, licensing and marketing activities. He is currently a member of the board of trustees and executive committee of Morehouse School of Medicine in Atlanta, Georgia. Dr. Curti received a B.S. from St. Joseph's University in Philadelphia in 1959 and an M.D. from Thomas Jefferson University in Philadelphia in 1963.

STEPHEN SULLIVAN, age 58. Mr. Sullivan became a director in September 2004. Mr. Sullivan is a Senior Vice President of Covance, Inc. He is also President of Covance Central Laboratories, Inc., a major division of Covance. Covance is the second-largest contract research organization serving the pharmaceutical, biotechnology, diagnostic and device industries. Prior to joining Covance, Mr. Sullivan was Chairman and Chief Executive Officer of Xenometrix, Inc., a biotechnology company with proprietary gene expression technology. After completing numerous license agreements with gene chip, pharmaceutical and other biotech firms, he successfully merged Xenometrix with Discovery Partners International. Prior to Xenometrix, Mr. Sullivan was Vice President and General Manager of a global diagnostic sector of Abbott Laboratories. Mr. Sullivan graduated from the University of Dayton, was a commissioned officer in the Marine Corps, and completed his MBA in Marketing and Finance at Rutgers University.


CORPORATE GOVERNANCE

       Our Guidelines on Corporate Governance, Code of Business Conduct and the charters for each Board committee can be found on our website at HTTP://WWW.PDI-INC.COM. We believe that we are in compliance with the relevant provisions of the Sarbanes-Oxley Act of 2002 and the corporate governance rules of the Nasdaq Stock Market ("Nasdaq").

BOARD OF DIRECTORS MEETINGS AND COMMITTEES

       During the year ended December 31, 2004, the Board of Directors held nine meetings, the Audit Committee held sixteen meetings, the Compensation and Management Development Committee held seven meetings, the Nominating and Corporate Governance Committee held four meetings, and the Science and Technology Committee did not hold any meetings. As discussed below, the Science and Technology Committee was eliminated on February 9, 2005.

Each committee member is a non-employee director of the Company who meets the independence requirements of Nasdaq and applicable law. Each of our incumbent directors attended at least 85% of the total number of Board of Directors meetings and committee meetings on which he or she served during 2004.

       We adopted a policy encouraging our directors to attend annual meetings of stockholders and believe that attendance at annual meetings is just as important as attendance at meetings of the Board of Directors. In the future we expect to schedule Board of Directors and committee meetings to coincide with the dates of our annual meetings. Five of our directors who were serving at the time attended our annual meeting held on June 16, 2004, either in person or telephonically.

       Our Board of Directors has three standing committees, each of which is described below. In light of the shift in our corporate strategy to deemphasize the PDI Products Group segment of our business, the Science and Technology Committee, formerly a standing committee, was eliminated on February 9, 2005.

AUDIT COMMITTEE

       The Audit Committee is currently composed of Mr. Ellberger (chairperson), Mr. Sullivan and Dr. Curti. The primary purposes of our Audit Committee are: (a) to assist the Board of Directors in its oversight of (i) the integrity of our financial statements, (ii) our compliance with legal and regulatory requirements, (iii) our independent registered public accounting firm's qualifications and independence and (iv) the performance of our internal audit function and independent registered public accounting firm; and (b) to prepare any report of the Audit Committee required by the rules and regulations of the Securities and Exchange Commission (the "SEC") for inclusion in our annual proxy statement.

       Our Board of Directors and the Nominating and Corporate Governance Committee have determined that each of the members of our Audit Committee is independent within the meaning of the rules of both Nasdaq and the SEC. No member of the Audit Committee is an officer of the Company or employed or affiliated with Ernst & Young LLP, nor has any member of the Audit Committee been an officer of the Company within the past three years. No member of the Audit Committee has any relationship with the Company that, in the opinion of the Board of Directors, would interfere with his independence from management and the Company. Each member of the Audit Committee is, in the judgment of the Board of Directors and the Nominating and Corporate Governance Committee, financially literate, and at least one member of the Audit Committee has accounting or related financial management experience. The Board of Directors and the Nominating and Corporate Governance Committee have determined that the Chairperson of the Audit Committee, Mr. Ellberger, is an "audit committee financial expert," as that term is defined in Item 401(h) of Regulation S-K, and "independent" for purposes of Nasdaq listing standards and Section 10A(m)(3) of the Securities Exchange Act of 1934 (the "Exchange Act").

       The Audit Committee and our Board of Directors have established a procedure whereby complaints or concerns with respect to accounting, internal controls and auditing matters may be submitted to the Audit Committee, which is described under "Other Matters -- Policies on Reporting of Concerns Regarding Accounting and Other Matters and on Communicating with Non-Management Directors" below.

       Our Audit  Committee  Charter  was  included  as  Appendix A to our proxy
statement  in  connection   with  our  2003  annual  meeting  of   stockholders.
Additionally, it is posted and can be viewed on our website at www.pdi-inc.com.

COMPENSATION AND MANAGEMENT DEVELOPMENT COMMITTEE

       The Compensation and Management Development Committee is currently comprised of Messrs. Ryan (chairperson), Pietruski and Federspiel. Each member of our Compensation and Management Development Committee is "independent" within the meaning of the rules of Nasdaq and as required by the Compensation and
Management Development Committee Charter. The primary purposes of our Compensation and Management Development Committee are: (a) to establish and maintain executive compensation policies for the Company consistent with corporate objectives and stockholder interests; (b) to oversee the competency and qualifications of our senior management personnel and the provisions of senior management succession planning; and (c) to prepare a report on executive compensation required by the rules and regulations of the SEC for inclusion in our annual proxy statement. The Compensation and Management Development Committee also administers our equity compensation plans.

       Our Compensation and Management Development Committee Charter is posted and can be viewed on our website at www.pdi-inc.com.

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE

       The Nominating and Corporate Governance Committee is currently comprised of Messrs. Pietruski (chairperson), Federspiel and Sullivan and Dr. Curti. Each member of our Nominating and Corporate Governance Committee is "independent" within the meaning of the rules of Nasdaq. The primary purposes of the Nominating and Corporate Governance Committee are: (a) to select individuals qualified to serve as directors of the Company and on committees of the Board of Directors; (b) to advise the Board of Directors with respect to the board composition, procedures and committees; (c) to advise the Board of Directors with respect to the corporate governance principles applicable to the Company;
(d) to advise the Board of Directors with respect to director compensation issues; and (e) to oversee the evaluation of the Board of Directors. In identifying and recommending nominees for positions on the Board of Directors, the Nominating and Corporate Governance Committee places primary emphasis on (i) a candidate's judgment, character, expertise, skills and knowledge useful to the oversight of our business; (ii) a candidate's business or other relevant experience; and (iii) the extent to which the interplay of the candidate's expertise, skills, knowledge and experience with that of other members of the Board of Directors will build a Board of Directors that is effective, collegial and responsive to our needs.

       The Nominating and Corporate Governance Committee does not set specific, minimum qualifications that nominees must meet in order for the committee to recommend them to the Board of Directors, but rather believes that each nominee should be evaluated based on his or her individual merits, taking into account our needs and the composition of the Board of Directors. Members of the Nominating and Corporate Governance Committee discuss and evaluate possible candidates in detail, and suggest individuals to explore in more depth. Outside consultants have also been employed to help in identifying candidates. Once a candidate is identified whom the committee wants to seriously consider and move toward nomination, the chairperson of the Nominating and Corporate Governance Committee enters into a discussion with that nominee. The Nominating and Corporate Governance Committee will consider nominees recommended by stockholders. The policy adopted by the Nominating and Corporate Governance Committee provides that nominees recommended by stockholders are given appropriate consideration in the same manner as other nominees. Stockholders who wish to submit nominees for director for consideration by the Nominating and Corporate Governance Committee for election at our 2006 annual meeting of stockholders may do so by submitting in writing such nominees' names, in compliance with the procedures and along with the other information required by our bylaws, to Beth R. Jacobson, Executive Vice President, General Counsel and Corporate Secretary at PDI, Inc., Saddle River Executive Centre, 1 Route 17 South, Saddle River, NJ 07458 between December 1, 2005 and December 24, 2005.

         The Company's Nomination and Corporate Governance Committee Charter is posted and can be viewed on the Company's website at www.pdi-inc.com.

COMPENSATION OF DIRECTORS

       Each of our non-employee directors receives an annual director's fee of $40,000, payable quarterly in arrears. In addition, the chairperson of the Audit Committee, Compensation and Management Development Committee, and Nominating and Corporate Governance Committee receives an additional annual fee of $25,000, $10,000 and $5,000, respectively. Under our stock option plans, each non-employee director is granted options to purchase 10,000 shares upon first being elected to our Board of Directors. In addition, each non-employee director will receive options to purchase an additional 7,500 shares of common stock on the date of each annual stockholders' meeting. All options have an exercise price equal to the fair market value of the common stock on the date of grant and vest one-third on the date of grant and one-third at the end of each of the next two subsequent years of service on the Board of Directors.

                      STOCKHOLDER RETURN PERFORMANCE GRAPH

       Set forth below is a line graph comparing the yearly percentage change in the cumulative total stockholder return on the Company's common stock, based on the market price of the Company's common stock, with the total return of companies included within the Nasdaq Stock Market Index for the period commencing December 31, 1999 and ending December 31, 2004. The calculation of total cumulative return assumes a $100 investment in the Company's common stock and the Nasdaq Stock Market Index on December 31, 1999, and the reinvestment of all dividends.

         [The data below represent a line chart in the printed report.]

                                    NASDAQ          PDII

                       Dec-99       100.00         100.00
                       Jun-00        97.46         113.78
                       Dec-00        60.71         353.28
                       Jun-01        53.09         307.30
                       Dec-01        47.93          74.55
                       Jun-02        35.96          51.74
                       Dec-02        32.82          36.04
                       Jun-03        39.88          34.17
                       Dec-03        49.23          89.55
                       Jun-04        50.32         101.48
                       Dec-04        53.46          74.42


                          SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT
                        --------------------------------

       The following table sets forth information regarding the beneficial ownership of our common stock as of April 14, 2005 by:

       o each person known to us to be the beneficial owner of more than 5% of our outstanding shares;

       o  each of our directors;

       o  each executive officer named in the Summary  Compensation Table below;
          and

       o  all of our directors and executive officers as a group.

       Except as otherwise indicated, the persons listed below have sole voting and investment power with respect to all shares of common stock owned by them. All information with respect to beneficial ownership has been furnished to us by the respective stockholder. The address for each of our directors and executive officers is c/o PDI, Inc., Saddle River Executive Centre, 1 Route 17 South, Saddle River, New Jersey 07458.

                                      Number of Shares      Percentage of Shares
Name of Beneficial Owner            Beneficially Owned(1)    Beneficially Owned
------------------------            ---------------------   --------------------

EXECUTIVE OFFICERS AND DIRECTORS:

John P. Dugan ......................    4,869,878                  32.8%
Charles T. Saldarini................      957,988 (2)               6.4%
Steven K. Budd......................      170,565 (3)               1.1%
Bernard C. Boyle....................      114,748 (4)                *
Alan Rubino.........................       10,000 (5)(10)            *
Christopher Tama....................       74,325 (6)                *
Joseph T. Curti.....................       14,166 (5)                *
Larry Ellberger.....................       22,500 (5)                *
John C. Federspiel..................       30,000 (5)                *
John M. Pietruski...................       48,250 (7)                *
Frank J. Ryan.......................       22,500 (5)                *
Stephen Sullivan....................       10,000 (5)                *
Jan Martens Vecsi ..................       46,450 (7)                *
All executive officers
  and directors as a group
  (16 persons)......................    6,516,450 (8)              43.7%

5% STOCKHOLDERS:

Brown Capital Management, Inc.(9)...      858,325                   5.8%
  1201 N. Calvert Street
  Baltimore, MD  21202

---------------------

*    Less than 1%.

(1) Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options and warrants held by that person that are currently exercisable or exercisable within 60 days of April 14, 2005 are deemed outstanding. Such shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person. On February 9, 2005 the Company accelerated the vesting of all of the Company's unvested underwater options. The amount of options accelerated totaled 473,334.

(2) Includes 209,668 shares issuable pursuant to options exercisable within 60 days of the date of this Proxy Statement.

(3) Includes 144,526 shares issuable pursuant to options exercisable within 60 days of the date of this Proxy Statement.

(4) Includes 99,056 shares issuable pursuant to options exercisable within 60 days of the date of this Proxy Statement.

(5) Represents shares issuable pursuant to options exercisable within 60 days of the date of this Proxy Statement.

(6) Includes 65,589 shares issuable pursuant to options exercisable within 60 days of the date of this Proxy Statement.

(7) Includes 46,250 shares issuable pursuant to options exercisable within 60 days of the date of this Proxy Statement.

(8) Includes 830,169 shares issuable pursuant to options exercisable within 60 days of the date of this Proxy Statement.

(9) This information was derived from the Schedule 13G filed by the reporting person.

(10) Effective April 18, 2005, Mr. Rubino resigned from his position with the Company.

             SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

       Section 16(a) of the Exchange Act requires our officers and directors, and persons who own more than ten percent of a registered class of our equity securities, to file reports of ownership and changes in ownership with the SEC. Officers, directors and greater than ten-percent stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file. Based solely on review of the copies of such forms furnished to us, or written representations that no Forms 5 were required, we believe that all Section 16(a) filing requirements applicable to our officers and directors were complied with, except that a Form 3 filing on behalf of Mr. Rubino was not timely filed.

                               EXECUTIVE OFFICERS

       The following table sets forth the names, ages and principal position of the executive officers of the Company:

NAME                         AGE                       POSITION
-------------------------  -------    ------------------------------------------
John P. Dugan............    69       Chairman  of the  Board of  Directors  and
                                        director of strategic planning

Charles T. Saldarini.....    41       Chief executive  officer and vice chairman
                                        of the Board of Directors

Steven K. Budd...........    48       President,   global  sales  and  marketing
                                        services group

Bernard C. Boyle.........    60       Chief  financial  officer,  executive vice
                                        president and treasurer

Stephen P. Cotugno.......    45       Executive   vice   president,    corporate
                                        development and investor relations

Beth R. Jacobson.........    44       Executive vice president,  general counsel
                                        and corporate secretary

Nancy McCarthy...........    48       Executive vice president, human resources


Christopher Tama.........    46       Executive   vice   president  and  general
                                        manager -- MD&D and Shared Sales

       The principal occupation and business experience for at least the last five years for each executive officer is set forth below (except for Messrs. Dugan and Saldarini, each of whose business experience is discussed above).

       Steven K. Budd has served as our global president of the sales and marketing services group since September 2003. Prior to that, he was our president and chief operating officer since June 2000. Mr. Budd joined us in April 1996 as vice president, account group sales. He became executive vice president in July 1997, chief operating officer in January 1998, and our president in June 2000. From January 1994 through April 1995, Mr. Budd was employed by Innovex, Inc., as director of new business development. From 1989 through December 1993, he was employed by Professional Detailing Network (now known as Publicis Selling Solutions), as vice president with responsibility for building sales teams and developing marketing strategies. Mr. Budd received a B.A. in history and education from Susquehanna University in 1978.

       Bernard C. Boyle has served as our chief financial officer, executive vice president and treasurer since March 1997. In 1990, Mr. Boyle founded BCB Awareness, Inc., a firm that provided management advisory services, and served as its president until March 1997. During that period he was also a partner in Boyle & Palazzolo, Partners, an accounting firm. From 1982 through 1990 he served as controller, and then chief financial officer and treasurer of William Douglas McAdams, Inc., an advertising agency. Mr. Boyle received a B.B.A. in accounting from Manhattan College in 1965 and an M.B.A. in corporate finance from New York University in 1972.

       Stephen P. Cotugno became our executive vice president, corporate development and investor relations in January 2000. He joined us as a consultant in 1997 and in January 1998 he was hired full time as vice president-corporate development. Prior to joining us, Mr. Cotugno was an independent financial consultant. He received a B.A. in finance and economics from Fordham University in 1981.

       Beth R. Jacobson joined us in November 2002 as executive vice president, general counsel and corporate secretary. Previously, she was with Skadden, Arps, Slate, Meagher & Flom LLP for 15 years, where she practiced corporate law. She received a B.A. from Wesleyan University in 1983 and a J.D. from New York University Law School in 1987.

       Nancy McCarthy joined us as executive vice president, human resources in June 2004. Ms. McCarthy brings more than 20 years of human resource leadership to PDI. Prior to joining PDI, Ms. McCarthy worked at Avaya Inc., a telecommunications company, where she led an enterprise-wide initiative to create the architecture for a global learning platform to support the company's business strategy. Before joining Avaya, Ms. McCarthy worked for Datascope Corp., a medical devices company, where she was the driving force in establishing their Leadership Development Platform, creating a fully integrated HR system for recruitment, training, executive coaching and performance management. Ms. McCarthy received her B.A. from the University of New Hampshire and an M.B.A. from Fairleigh Dickinson University.

       Christopher Tama joined us as executive vice president and general manager in January 2000. Mr. Tama is responsible for PDI's Shared Sales Teams and the Medical Devices and Diagnostics Group. Prior to joining PDI, Mr. Tama was vice president of marketing at Novartis Pharmaceuticals from 1996 through 2000. His previous experience also includes the position of vice president of marketing at G.D. Searle, U.S. Operations, and various marketing and sales positions of increasing responsibility during his 13 years with Pharmacia. His marketing and sales experience range many different therapeutic areas with both domestic and global responsibility. He received a B.A. in economics from Villanova University in 1981.


                                 PROPOSAL NO. 2
                                 --------------

                           RATIFICATION OF APPOINTMENT
                OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
                ------------------------------------------------

       The Audit Committee of our Board of Directors has appointed Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2005. Although stockholder approval is not required, we desire to obtain from the stockholders an indication of their approval or disapproval of the Board of Directors' action in appointing Ernst & Young LLP as the independent registered public accounting firm of the Company and its subsidiaries. If the stockholders do not ratify this appointment, such appointment will be reconsidered by the Audit Committee.

       A representative of Ernst & Young LLP will be present at the Annual Meeting and will be afforded an opportunity to make a statement and to respond to questions.

       PricewaterhouseCoopers LLP ("PWC") served as the Company's independent auditors from 1998 until 2004. Effective April 18, 2005, PWC was dismissed as the Company's independent public accountants.

       PWC's reports on the financial statements for the fiscal years ended December 31, 2004 and 2003 did not contain an adverse opinion or a disclaimer of opinion, and none of such reports was qualified or modified as to uncertainty, audit scope or accounting principles.

       During the fiscal years ended December 31, 2004 and 2003, there were no disagreements between the Company and PWC on any matter of accounting principles or practices, financial statement disclosures, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of PWC, would have caused it to make reference to the subject matter of the disagreements in connection with its reports.

       During the years ended December 31, 2004 and 2003 and through April 18, 2005, there have been no reportable events (as defined in Item 304(a)(1)(v) of Regulation S-K), except that in September 2004, the Company became aware of the applicability of the accounting pronouncement, EITF 01-14, to the Company's financial statements. EITF 01-14 should have been applied to such financial statements beginning with the first quarter of 2002. Due to the non-application of EITF 01-14 since 2002, the Company discovered certain errors in the classification of reimbursable costs in its consolidated statements of operations from 2002 through June 30, 2004. As a result, the Company determined that a material weakness existed in its financial reporting and disclosure controls regarding the selection and application of generally accepted accounting principles and the preparation of the consolidated financial statements at such time. The Company has since remediated this material weakness and based on its evaluation under the framework in INTERNAL CONTROL - INTEGRATED FRAMEWORK, the Company's management concluded that its internal control over financial reporting was effective as of December 31, 2004. The Audit Committee of the Board of Directors of the Company discussed this matter with PWC and has authorized PWC to respond fully to any inquiries that may be made by the Company's successor independent registered public accounting firm regarding this matter.

       The Company requested that PWC furnish a letter addressed to the SEC stating whether PWC agreed with the above statements. On April 22, 2005, PWC filed the letter that the Company requested with the SEC stating that PWC had read the Company's statements and agreed with such statements.

      THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF THE
              APPOINTMENT OF ERNST & YOUNG FOR FISCAL YEAR 2005 AND
                   PROXIES THAT ARE RETURNED WILL BE SO VOTED
                          UNLESS OTHERWISE INSTRUCTED.

                             AUDIT COMMITTEE REPORT

       Each member of the Audit Committee is "independent" within the meaning of the rules of both Nasdaq and the SEC (including the SEC's additional independence requirements for members of audit committees), as determined by our Board of Directors upon the recommendation of our Nominating and Corporate Governance Committee. Our Board of Directors has also determined that each member is financially literate and at least one member of the Audit Committee has accounting or related financial management expertise, as such qualifications are defined under the rules of Nasdaq, and that Mr. Ellberger is an "audit committee financial expert" within the meaning of the rules of the SEC. The Audit Committee operates pursuant to a written charter that is available on our website at http://www.pdi-inc.com. The Audit Committee's primary purposes are: (a) to assist our Board of Directors in its oversight of (i) the integrity of our financial statements; (ii) our compliance with legal and regulatory requirements; (iii) our independent registered public accounting firm's qualifications and independence; and (iv) the performance of our internal audit function and the independent registered public accounting firm; and (b) to prepare this Report. During fiscal 2004, the Audit Committee held sixteen meetings and sixteen private sessions with the independent registered public accounting firm. Each current member of the Audit Committee has attended every Audit Committee meeting held since joining the Audit Committee.

       Management is responsible for the preparation, presentation and integrity of our financial statements, accounting and financial reporting principles and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations, including the effectiveness of internal control over financial reporting. The independent registered public accounting firm is responsible for performing an independent audit of our financial statements, expressing an opinion as to their conformity with generally accepted accounting principles and on management's assessment of the effectiveness of internal control over financial reporting. The independent registered public accounting firm has free access to the Audit Committee to discuss any matters they deem appropriate.

       In performing its oversight role, the Audit Committee has considered and discussed with management and the independent registered public accounting firm our audited financial statements for fiscal 2004, management's assessment of the effectiveness of our internal control over financial reporting and the independent registered public accounting firm's evaluation of our internal control over financial reporting. The Audit Committee has also discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, COMMUNICATION WITH AUDIT COMMITTEES, as currently in effect. The Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by Independence Standards Board Standard No. 1, INDEPENDENCE DISCUSSIONS WITH AUDIT COMMITTEES, as currently in effect, and has discussed with the independent registered public accounting firm, such independent registered public accounting firm's independence. All non-audit services performed by the independent registered public accounting firm must be specifically pre-approved by the Audit Committee or a member thereof.

       During fiscal 2004, the Audit Committee performed all of its duties and responsibilities under the Audit Committee Charter. In addition, based on the reports and discussions described in this Report, the Audit Committee recommended to the Board of Directors that our audited financial statements for fiscal 2004 be included in our Annual Report on Form 10-K for such fiscal year.

                        Submitted by the Audit Committee

                          Larry Ellberger, Chairperson
                               Dr. Joseph T. Curti
                                Stephen Sullivan


AUDIT  COMMITTEE  MATTERS  AND  FEES  PAID  TO  INDEPENDENT   REGISTERED  PUBLIC
ACCOUNTING FIRM

       Under its charter, the Audit Committee must pre-approve all engagements of our independent registered public accounting firm unless an exception to such pre-approval exists under the Exchange Act or the rules of the SEC. Each year, the independent registered public accounting firm's retention to audit our financial statements and permissible non-audit services, including the associated fees, is approved by the Audit Committee before the filing of the preceding year's Annual Report on Form 10-K. At the beginning of the fiscal year, the Audit Committee will evaluate other known potential engagements of the independent registered public accounting firm, in light of the scope of the work proposed to be performed and the proposed fees, and approve or reject each service, taking into account whether the services are permissible under applicable law and the possible impact of each non-audit service on the independent registered public accounting firm's independence. At each subsequent Audit Committee meeting, the Audit Committee will receive updates on the services actually provided by the independent registered public accounting firm, and management may present additional services for approval. Typically, these would be services, such as due diligence for an acquisition, that were not known at the beginning of the year. The Audit Committee has delegated to the Chairperson of the Audit Committee the authority to evaluate and approve engagements on behalf of the Audit Committee in the event that a need arises for pre-approval between committee meetings. This might occur, for example, if we proposed to execute a financing on an accelerated timetable. If the Chairperson so approves any such engagements, he will report that approval to the full Audit Committee at the next Audit Committee meeting.

       Since the May 6, 2003 effective date of the SEC rules stating that an auditor is not independent of an audit client if the services it provides to the client are not appropriately approved, each new engagement of PWC was approved in advance by the Audit Committee, and none of those engagements made use of the DE MINIMIS exception to the pre-approval requirement contained in the SEC's rules.

PRINCIPAL ACCOUNTING FEES AND SERVICES PAID TO PWC:

                                                   2004                 2003
                                           ------------         ------------
Audit Fees                                 $    642,620         $    281,300
Audit-Related Fees                              175,366               60,625
Tax Fees                                         89,816              111,949
All Other Fees                                    1,600                    0
                                           ------------         ------------
   Total Fees                              $    909,402         $    453,874
                                           ============         ============

       The amounts shown for "Audit-related fees" were primarily for due diligence work and other acquisition related fees. The amounts shown for "Tax fees" were for federal and state tax advice. The amount shown for "All other fees" was for an online research tool.


                                COMPENSATION AND
                        MANAGEMENT DEVELOPMENT COMMITTEE
                        REPORT ON EXECUTIVE COMPENSATION
                        --------------------------------

       The purpose of our executive compensation program is to attract, retain and motivate qualified executives to lead and manage our business in a manner consistent with strategic, financial and stock performance goals. In order to enhance the effectiveness of the compensation package provided to our executives, the Compensation and Management Development Committee of the Board of Directors has engaged and consulted with a nationally recognized human resource consulting firm to assist in the review of our current compensation methods and to make recommendations regarding modification of the compensation elements within the executive compensation package. After careful analysis of our needs and an examination of the competitive practices among peer organizations, the Board of Directors approved the adoption of a compensation plan that provides short-term and long-term incentives to officers and key executives, based on performance tied to our success and growth. In addition, the Board of Directors adopted deferred compensation arrangements which provide for the deferral of cash compensation by executives.

       The executive compensation package is made up of a number of key elements which address current and future performance and reflect competitive market practices. These include the executive's annual base salary, an annual incentive opportunity and a long term equity component that provides awards under the PDI, Inc. 2004 Stock Award and Incentive Plan. The Compensation and Management Development Committee annually considers and makes recommendations to the Board of Directors as to changes in these plans, as well as considering the addition of new compensation components that are consistent with our goals. The Compensation and Management Development Committee has recently considered and has recommended to the Board of Directors changes to these plans for fiscal 2005. In recommending any changes to the annual compensation of our executive officers, the Compensation and Management Development Committee considers the overall performance of the Company, the performance of the business unit of the Company for which the executive has responsibility, and the individual contribution and performance level of the executive. Increases in stockholders' value is considered important by the Compensation and Management Development Committee, and as such the annual compensation program focuses on our strategic plans and corporate performance in relation to those plans.

ANNUAL INCENTIVE PROGRAM

       The Company's officers, executives and senior management are eligible to participate in PDI's incentive compensation plan. Under the plan, participants can earn annual awards based on our financial and strategic performance, their contributions to the success of their business unit, as well as on their achievement of individual performance objectives. Annual performance measures and relative targets are determined at the beginning of each fiscal year, based on our business focus, and may change from year to year. Each participant's target bonus is expressed as a percentage of his or her base salary. Awards are payable under the plan only if pre-defined threshold performance levels are met. If performance targets are exceeded, a participant may earn additional awards, determined by the extent by which the performance exceeds the target. Awards under the plan are subject to the determination and final approval of the Compensation and Management Development Committee.

LONG-TERM INCENTIVE PROGRAM

       The Company's officers, executives and senior management are eligible to participate in the PDI, Inc. long term incentive plan. Long-term incentive awards, including stock-based awards such as stock options, stock appreciation rights, restricted stock and performance shares, may be granted under the PDI, Inc. long term incentive plan. In determining individual eligibility for awards, the value of the award, and the type of the incentive, the Compensation and Management Development Committee considers factors including the overall performance of the Company, the executive's strategic impact, competitive market practices, alignment with stockholder interests based on equity ownership of the management team, total stockholder dilution and annual share utilization rates, and the balance with other pay elements. The Compensation and Management
Development Committee believes that long-term incentives, and especially stock-based incentive compensation, enhance the Company's ability to attract and retain qualified personnel and provide the motivation to improve the long-term performance of the Company and its subsidiaries.

DEFERRED COMPENSATION

       In order to complement the total compensation package of its key employees, in December 1999, the Compensation and Management Development Committee adopted the Officer and Director Deferred Compensation Plans, covering officers, selected highly compensated executives and members of the Board of Directors. Subsequently, the Compensation and Management Development Committee adopted the Senior Management Deferred Compensation Plan, covering selected members of senior management. The purpose of each of the plans is to allow participants to defer receipt of current cash compensation, which would allow them to maximize deferrals that could not otherwise be put into Qualified Plans, such as the 401(k). The plans also allow members of the Board of Directors to defer board fees.

       For each year, a participant may make an irrevocable election to defer all or a portion of his or her cash compensation. The Company may, but is not required to, make supplemental contributions on a totally discretionary basis. A participant is immediately 100% vested in his/her account with respect to the cash compensation deferred that he/she would have received, had it not been deferred; Company contributions, if any, would vest to the participant over a five- year period. A deferred account is established for each participant in a grantor "rabbi" trust that tracks deferrals and any interest that may be accrued, and will be held under a trust to be established by and between the Company and a named trustee. All funds within a participant's deferred account remain subject to the claims of the creditors of the Company regardless of vesting, in the event of the Company's bankruptcy or insolvency.

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

       Mr. Saldarini's base salary of $432,000 was paid in accordance with his Employment Agreement with the Company entered into in November 2001. Mr. Saldarini's Employment Agreement provides for bonuses and incentive compensation at the discretion of the Board of Directors or a committee thereof. In determining the compensation for Mr. Saldarini, the Compensation and Management Development Committee reviews performance factors consistent with those used to determine the compensation of other executives. Based upon the Company's performance in 2004 as measured by specific performance benchmarks established by the Compensation and Management Development Committee, Mr. Saldarini received a cash bonus of $277,137 for his 2004 performance.

COMPLIANCE WITH SECTION 162(M) OF THE CODE

       Section 162(m) of the Internal Revenue Code of 1996, as amended (the "Code"), generally disallows a tax deduction to public companies for compensation over $1 million paid to the Company's chief executive officer and the four other most highly compensated executive officers, unless the compensation is considered performance based. The 2004 compensation disclosed in this Proxy Statement does not exceed the $1 million limit. The executive compensation for 2004 is expected to qualify for deductibility. The Company currently intends to structure the performance based portion of its executive officers' compensation to achieve maximum deductibility under Section 162(m) of the Code with minimal sacrifices in flexibility and corporate objectives.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION IN COMPENSATION DECISIONS

       During  2004,  the  Compensation  and  Management  Development  Committee
consisted of Messrs. Ryan, Pietruski and Federspiel, all of whom are non-employee directors. No member of the Compensation and Management Development Committee has a relationship that would constitute an interlocking relationship with executive officers or directors of another entity.

       Submitted By The Compensation and Management Development Committee

                                        Frank J. Ryan, Chairperson
                                        John Federspiel
                                        John M. Pietruski

                          *     *     *     *     *

                       COMPENSATION OF EXECUTIVE OFFICERS

       SUMMARY COMPENSATION. The following table sets forth certain information concerning compensation paid for services in all capacities awarded to, earned by or paid to the Company's chief executive officer and the other four most highly compensated executive officers during 2004, 2003 and 2002 whose aggregate compensation exceeded $100,000.

                                  Annual compensation        Long-term compensation
                                 ---------------------     -------------------------
                                                                          Shares of
                                                                           common
                                                           Restricted       stock
                                                              stock       underlying       All other
Name and Principal Position      Salary        Bonus        awards(1)     options(2)    compensation(3)
---------------------------      ------        -----       -----------    ----------    ----------------
Charles T. Saldarini
Vice chairman and chief
executive officer
    2004................        $432,000     $277,137      $       --       150,000         $28,732
    2003................         376,486      752,972       1,000,238            --          14,892
    2002................         350,000           --              --        25,602          13,542

Steven K. Budd
President, global sales
and marketing group
    2004................         308,491      209,012              --        75,000          22,731
    2003................         289,620      477,875         500,119            --          17,800
    2002................         281,187           --              --        21,188          15,060

Bernard C. Boyle
Chief financial officer,
executive vice president
and treasurer
    2004................         275,833      194,565              --        40,000          18,442
    2003................         263,293      394,939         266,730            --          11,481
    2002................         255,625           --              --        19,156          10,955

Christopher Tama
Executive vice president
and general manager -
MD&D and Shared Sales
    2004................         239,156      138,951              --        25,000          20,002
    2003................         224,000      336,000         166,706            --          17,129
    2002................         203,500           --              --        15,421          17,313

Alan Rubino
Executive vice president
and general manager -
sales teams business (4)
    2004................         228,258      184,397              --        10,000          22,860
    2003................              --           --              --            --              --
    2002................              --           --              --            --              --
===================================================================================================

(1) For the year ended December 31, 2003, a portion of the named executive officers' annual bonus was paid in restricted stock. For the years ended December 31, 2004 and 2002, there were no bonuses awarded in restricted stock. The number of shares were calculated by dividing the portion of bonus expense attributable to restricted stock by a trailing 20-day average stock price on December 31, 2003 which was $26.67. The fair market value of the restricted shares owned by the named executive officers on December 31, 2004, based upon the closing price of our common stock of $22.28 on that date, was as follows: Mr. Saldarini -- $835,500 (37,500 shares); Mr. Budd -- $466,164 (20,923 shares); Mr. Boyle -- $266,580 (11,965 shares); and Mr.
     Tama -- $174,475 (7,831 shares).

(2) We disclose stock option awards in the year they are issued. Our Compensation and Management Development Committee considers prior year performance in determining the size of the award.

(3)  All  other  compensation  includes  the  following:  company  car  or  auto
     allowance,   401K  employer-match,   financial  planning  services,  annual
     physical exams and group term life insurance.

(4) Effective April 18, 2005, Mr. Rubino resigned from his position with the Company.


       OPTION GRANTS. The following table sets forth certain information regarding options granted by us in 2004 to each of the executives named in the Summary Compensation Table.

                                                                 OPTION GRANTS IN LAST FISCAL YEAR
                                      ==================================================================================
                                                          Individual Grants                       Potential Realizable
                                      -------------------------------------------------------       Value at Assumed
                                       Number of      Percent of                                  Annual Rates of Stock
                                        Shares      Total Options                                   Price Appreciation
                                      Underlying       Granted        Exercise                      for Option Term (2)
                                        Options      to Employees       Price      Expiration   ------------------------
               Name                   Granted (1)   in Fiscal Year    ($/Share)       Date          5%           10%
---------------------------------     ----------    --------------   -----------   ----------   ----------   -----------
Charles T. Saldarini.............     110,000            23.7%         $24.61        3/10/14    $1,702,481   $4,314,420
                    .............      40,000             8.6%          24.89       11/17/14       626,002    1,586,411
Steven K. Budd...................      75,000            16.1%          24.61        3/10/14     1,160,782    2,941,650
Bernard C. Boyle.................      40,000             8.6%          24.61        3/10/14       619,084    1,568,880
Christopher Tama.................      25,000             5.4%          24.61        3/10/14       386,927      980,550
Alan Rubino......................      10,000             2.2%          27.16        1/05/14       170,808      432,860

----------

(1) On February 9, 2005 the Company accelerated the vesting of all outstanding unvested underwater stock options. The total number of stock options that were accelerated were 473,334.

(2) Potential realizable values are net of exercise price but before taxes, and are based on the assumption that our common stock appreciates at the annual rate shown (compounded annually) from the date of grant until the expiration date of the options. These numbers are calculated based on SEC requirements and do not reflect our projection or estimate of future stock price growth. Actual gains, if any, on stock option exercises are dependent on our future financial performance, overall market conditions and the option holder's continued employment through the vesting period. This table does not take into account any appreciation in the price of the common stock from the date of grant to the date of this Proxy Statement.


       OPTION EXERCISES AND YEAR-END OPTION VALUES. The following table provides information with respect to options exercised by the named executive officers during 2004 and the number and value of unexercised options held by the named executive officers as of December 31, 2004.

    AGGREGATED OPTION EXERCISE IN LAST FISCAL YEAR AND YEAR-END OPTION VALUES

                                                      Number of Shares Underlying        Value of Unexercised
                                                          Unexercised Options            In-the-Money Options
                                                          at Fiscal Year-End             At Fiscal Year-End(2)
                                                     ------------------------------  ------------------------------
                      Shares Acquired     Value
Name                  On Exercise (#)   Realized(1)   Exercisable    Unexercisable    Exercisable    Unexercisable
----                  ---------------  ------------  -------------  ---------------  -------------  ---------------
Charles T. Saldarini         --           $ --          51,134          158,534         $111,625        $55,812
Steven K. Budd               --             --          62,463           82,063           92,378         46,190
Bernard C. Boyle             --             --          52,671           46,385           83,522         41,760
Christopher Tama             --             --          35,449           30,140           67,238         33,618
Alan Rubino                  --             --              --           10,000               --             --

----------
(1) For the purposes of this calculation, value is based upon the difference between the exercise price of the options and the stock price at date of exercise.

(2) For the purposes of this calculation, value is based upon the difference between the exercise price of the exercisable and unexercisable options and the stock price at December 31, 2004 of $22.28 per share.

EMPLOYMENT CONTRACTS

       In January 1998, the Company entered into an agreement with John P. Dugan providing for his appointment as chairman of the Board of Directors and director of strategic planning. The agreement provides for an annual salary of $150,000.

       In November 2001, the Company entered into an employment agreement with Charles T. Saldarini providing for his employment as chief executive officer and vice chairman of the Board of Directors for a term expiring on October 31, 2005 subject to automatic one-year renewals unless either party gives written notice one year prior to the end of the then current term of the agreement. The agreement provides for an annual base salary of $350,000 (subject to yearly increases as determined by the Compensation and Management Development Committee) and for participation in all executive benefit plans. The agreement also provides that Mr. Saldarini will be entitled to bonus and incentive compensation awards as determined by the Compensation and Management Development Committee. Further, the agreement provides, among other things, that, if Mr. Saldarini's employment is terminated without cause (as defined) or if he terminates his employment for good reason (as defined), the Company will pay him an amount equal to three times the sum of his then current base salary plus the average incentive compensation paid to him during the three years immediately preceding the termination date.

       In May 2001, the Company entered into an amended and restated employment agreement with Steven K. Budd providing for his employment as president and chief operating officer for a term expiring on April 30, 2005 subject to automatic one-year renewals unless either party gives written notice one year prior to the end of the then current term of the agreement. The agreement provides for an annual base salary of $275,000 (subject to yearly increases as determined by the Compensation and Management Development Committee) and for participation in all executive benefit plans. The agreement also provides that Mr. Budd will be entitled to bonus and incentive compensation awards as determined by the Compensation and Management Development Committee. Further, the agreement provides, among other things, that, if Mr. Budd's employment is terminated without cause (as defined) or if he terminates his employment for good reason (as defined), the Company will pay him an amount equal to three times the sum of his then current base salary plus the average incentive compensation paid to him during the three years immediately preceding the termination date.

       In May 2001, the Company entered into an amended and restated employment agreement with Bernard C. Boyle providing for his employment as executive vice president and chief financial officer for a term expiring on April 30, 2004 subject to automatic one-year renewals unless either party gives written notice one year prior to the end of the then current term of the agreement. The agreement provides for an annual base salary of $250,000 (subject to yearly increases as determined by the Compensation and Management Development Committee) and for participation in all executive benefit plans. The agreement also provides that Mr. Boyle will be entitled to bonus and incentive compensation awards as determined by the Compensation and Management Development Committee. Further, the agreement provides, among other things, that, if Mr. Boyle's employment is terminated without cause (as defined) or if he terminates his employment for good reason (as defined), the Company will pay him an amount equal to three times the sum of his then current base salary plus the average incentive compensation paid to him during the three years immediately preceding the termination date.

       In February 2003, the Company entered into an employment agreement with Christopher Tama providing for his employment as executive vice president for a term expiring on February 4, 2006, subject to automatic one-year renewals unless either party gives written notice at least ninety days prior to the end of the then current term of the agreement. The agreement provides for an annual base salary of $206,000 (subject to yearly increases as determined by the Compensation and Management Development Committee) and for participation in all executive benefit plans. The agreement also provides that Mr. Tama will be entitled to bonus and incentive compensation awards as determined by the Compensation and Management Development Committee. Further, the agreement provides, among other things, that, if Mr. Tama's employment is terminated without cause (as defined) or if he terminates his employment for good reason (as defined), the Company will pay him an amount equal to three times the sum of his then current base salary plus the average incentive compensation paid to him during the three years immediately preceding the termination date.

       In January 2004, the Company entered into an employment agreement with Alan Rubino providing for his employment as executive vice president for a term expiring on January 5, 2006, subject to automatic one-year renewals unless either party gives written notice at least ninety days prior to the end of the then current term of the agreement. The agreement provides for an annual base salary of $230,000 (subject to yearly increases as determined by the Compensation and Management Development Committee) and for participation in all executive benefit plans. The agreement also provides that Mr. Rubino will be entitled to bonus and incentive compensation awards as determined by the Compensation and Management Development Committee. Further, the agreement provides, among other things, that, if Mr. Rubino's employment is terminated without cause (as defined) or if he terminates his employment for good reason (as defined), the Company will pay him an amount equal to his base compensation at the rate in effect at the time of termination through January 5, 2006, plus the pro rata share of any incentive compensation to which he would have been entitled to in the year in which termination occurs, plus an amount equal to the sum of his annual base salary and the average cash incentive compensation paid to him during the three years immediately preceding the termination date. Effective April 18, 2005, Mr. Rubino resigned from his position with the Company.

STOCK COMPENSATION PLANS

    PDI, INC. 2004 STOCK AWARD AND INCENTIVE PLAN

       In June 2004, the Board and the shareholders approved the PDI, Inc. 2004 Stock Award and Incentive Plan ("the 2004 Plan"). The 2004 Plan replaced the 2000 Omnibus Incentive Compensation Plan ("the Omnibus Plan") and the 1998 Stock Option Plan ("the 1998 Plan"). The 2004 Plan reserved an additional 893,916 shares for new awards as well as combined the remaining shares available under the old plans. The maximum number of shares as to which awards or options may at any time be granted under the 2004 Plan is approximately 2.9 million shares. Eligible participants under the 2004 Plan include officers and other employees of the Company, members of the Board of Directors and outside consultants, as specified under the 2004 Plan and designated by the Compensation and Management Development Committee of the Board. Unless earlier terminated by action of the Board of the Directors, the 2004 Plan will remain in effect until such time as no stock remains available for delivery under the 2004 Plan and the Company has no further rights or obligations under the 2004 Plan with respect to outstanding awards under the 2004 plan. No participant may be granted more than the annual limit of 400,000 shares plus the amount of the participant's unused annual limit relating to share-based awards as of the close of the previous year, subject to adjustment for splits and other extraordinary corporate events.


    2000 OMNIBUS INCENTIVE COMPENSATION PLAN

       On May 5, 2000, our Board of Directors approved the Omnibus Plan. The purpose of the Omnibus Plan is to provide a flexible framework that will permit the Board of Directors to develop and implement a variety of stock-based incentive compensation programs based on our changing needs, our competitive market and the regulatory climate. The maximum number of shares as to which awards or options may at any time be granted under the Omnibus Plan is 2.2 million shares of our common stock. The Omnibus Plan is administered by the Compensation and Management Development Committee of the Board of Directors, which is responsible for developing and implementing specific stock-based plans that are consistent with the intent and specific terms of the framework created by the Omnibus Plan. Eligible participants under the Omnibus Plan include our officers and other employees, members of our Board of Directors, and outside consultants. The right to grant awards under the Omnibus Plan will terminate upon the expiration of 10 years after the date the Omnibus Plan was adopted. No participant may be granted more than 100,000 shares of our stock from all awards under the Omnibus Plan.

    1998 STOCK OPTION PLAN

       In order to attract and retain persons necessary for our success, in March 1998, our Board of Directors adopted the 1998 Plan reserving for issuance up to 750,000 shares. Officers, directors, key employees and consultants are eligible to receive incentive and/or non-qualified stock options under this plan. The plan, which has a term of ten years from the date of its adoption, is administered by the Compensation and Management Development Committee. The selection of participants, allotment of shares, determination of price and other conditions relating to the purchase of options is determined by the Compensation and Management Development Committee in its sole discretion. Incentive stock options granted under the plan are exercisable for a period of up to 10 years from the date of grant at an exercise price which is not less than the fair market value of the common stock on the date of the grant, except that the term of an incentive stock option granted under the plan to a stockholder owning more than 10% of the outstanding common stock may not exceed five years and its exercise price may not be less than 110% of the fair market value of the common stock on the date of the grant.

    OUTSTANDING OPTIONS

       At March 31, 2005, options for an aggregate of 1,302,011 shares were outstanding under our stock option plans, including 209,668 granted to Charles
T. Saldarini, our chief executive officer and vice chairman, 144,526 granted to Steven K. Budd, our president - global sales and marketing services group, 99,056 granted to Bernard C. Boyle, our chief financial officer, 65,589 granted to Christopher Tama, our executive vice president and general manager - MD&D and shared sales and 10,000 granted to Alan Rubino, our former executive vice president - sales teams business. The outstanding options also include 48,750 granted to each of John M. Pietruski and Jan Martens Vecsi, 32,500 granted to John C. Federspiel, 25,000 granted to each of Frank Ryan and Larry Ellberger, 17,500 granted to Dr. Joseph Curti, and 10,000 granted to Stephen Sullivan, our outside directors. In addition, as of March 31, 2005, options to purchase an aggregate of 548,842 shares of common stock had been exercised.

401(K) PLAN

       We maintain a 401(k) retirement plan (the "401(k) Plan") for all of our employees. The 401(k) Plan is intended to qualify under sections 401(a) and 401(k) of the Code and is a defined contribution plan. Effective January 1, 2004, the 401(k) Plan provided all "Safe Harbor Eligible" 401(k) Plan participants with company matching contributions ("Safe Harbor Matching Contributions) in accordance with the formula described below:

    o   Employee  contributions of up to 3% of base salary will be matched 100%;
        and

    o Employee contributions which exceed 3% but do not exceed 5% will be matched 50%.

Employees must meet all Safe Harbor Matching Contributions eligibility requirements as defined in the 401(k) Plan in order to participate. Employees' account balances derived from the Safe Harbor Matching Contributions are always 100% vested. In addition we can make discretionary contributions to the 401(k) Plan. Under the 401(k) Plan, there is no option for employees to invest any of their 401(k) funds in our common stock. Our contribution expense related to the 401(k) Plan for 2004 was approximately $1.6 million.


                      EQUITY COMPENSATION PLAN INFORMATION
                          YEAR ENDED DECEMBER 31, 2004

                                                                                              Number of securities
                                                                                             remaining available for
                                          Number of securities       Weighted-average         future issuance under
                                           to be issued upon         exercise price of         equity compensation
                                              exercise of               outstanding             plans (excluding
                                          outstanding options,       options, warrants       securities reflected in
           Plan Category                  warrants and rights           and rights                 column (a))
-------------------------------------    -----------------------    --------------------    --------------------------
                                                  (a)                        (b)
Equity compensation plans
  approved by security
  holders (2004 Stock Award
  and Incentive Plan, 2000
  Omnibus Incentive
  Compensation Plan and
  1998 Stock Option Plan)........              1,343,745                  $27.86                    1,230,563
Equity compensation plans not
   approved by security
   holders(1)....................                  --                         --                          --

Total............................              1,343,745                  $27.86                    1,230,563

---------------
(1) The Company does not have any equity compensation plans which have not been approved by security holders.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

       In connection with our efforts to recruit sales representatives, we place advertisements in various print publications. Until December 31, 2004 these ads were placed on our behalf through Boomer & Son, Inc. ("B&S"), which receives commissions from the publications. Prior to 1998, B&S was wholly-owned by John
P. Dugan, our chairman of the Board of Directors. At the end of 1997, Mr. Dugan transferred his interest in B&S to his son, Thomas Dugan, and daughter-in-law, Kathleen Dugan. John P. Dugan is not actively involved in B&S; however, his son, Thomas Dugan, is active in B&S. For the year ended December 31, 2004, we purchased approximately $180,000 of advertising through B&S and B&S received commissions of approximately $22,000. All ads were placed at the stated rates set by the publications in which they appeared. In addition, we believe that the amounts paid to B&S were no less favorable than would be available in an arms-length negotiated transaction with an unaffiliated entity. We are no longer using this company as of December 31, 2004.

       Peter Dugan, the son of John P. Dugan, our chairman of the Board of Directors, is employed by us as executive director -investor relations. In 2004, compensation paid or accrued to Peter Dugan was $180,353.

                                  OTHER MATTERS

       The Company knows of no other matters to be submitted to the meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed form of proxy to vote the shares they represent as the Board of Directors may recommend.

STOCKHOLDER PROPOSALS

       Stockholders interested in presenting a proposal for consideration at the annual meeting of stockholders in 2006 must follow the procedures found in Rule 14a-8 under the Exchange Act and our bylaws. To be eligible for inclusion in the Company's 2006 proxy materials, all qualified proposals must be received by our Corporate Secretary no later than December 24, 2005. Stockholder proposals submitted more than thirty but less than sixty days before the scheduled date of the 2006 annual meeting may be presented at the annual meeting if such proposal complies with our bylaws, but will not be included in our proxy materials. A stockholder's notice must set forth, as to each proposed matter: (i) as to each person whom the stockholder proposes to nominate for election to the Board of
Directors, all information relating to such person that is required to be disclosed in solicitation of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act and Rule 14a-11 thereunder; (ii) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting and, if such business includes a proposal to amend our bylaws, the language of the proposed amendment; (iii) the name and address, as they appear on our books, of the stockholder proposing such business; (iv) the number of shares of Company common stock which are beneficially owned by such stockholder; (v) a representation that the stockholder is a holder of record of shares of the Company's common stock entitled to vote at such annual meeting and intends to appear in person or by proxy at the annual meeting to propose such business; and (vi) any financial interest of the stockholder in such proposal or nomination.

CODE OF CONDUCT

We have adopted a code of conduct that applies to our principal executive officer, principal financial officer and other persons performing similar functions, as well as all of our other employees and directors. This code of conduct is posted and can be viewed on our website at www.pdi-inc.com.

POLICIES ON REPORTING OF CONCERNS REGARDING ACCOUNTING AND OTHER MATTERS AND ON COMMUNICATING WITH NON-MANAGEMENT DIRECTORS

       We have adopted policies on reporting of concerns regarding accounting and other matters and on communicating with our non-management directors. Any person, whether or not an employee, who has a concern about our conduct or any of our people, including with respect to our accounting, internal accounting controls or auditing issues, may, in a confidential or anonymous manner, communicate that concern by forwarding them in a sealed envelope to the Chairperson of the Audit Committee, in care of our Corporate Secretary at PDI, Inc. Attn:


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Corporate  Secretary,  Saddle River Executive  Centre, 1 Route 17 South,  Saddle
River, NJ 07458, such envelope to be labeled with a legend such as: "Anonymous Submission of Complaint or Concern." All communication received will be relayed to the Chairperson of each of our Audit Committee and Nominating and Corporate Governance Committee. The full text of our Policy on Reporting of Concerns Regarding Accounting and Other Matters is posted and can be viewed on our website at http://www.pdi-inc.com.

PROXY MATERIALS

       We will mail our 2004 Annual Report, this Proxy Statement and the accompanying proxy card to stockholders beginning on or about May 3, 2005. The Annual Report and Proxy Statement will also be available on the Internet at Www.pdi-inc.com. The Annual Report is not part of our proxy soliciting materials.

INCORPORATION BY REFERENCE

       To the extent that this Proxy Statement is incorporated by reference into any other filing by us under the Securities Act of 1933 or the Exchange Act, the sections of this Proxy Statement entitled "Audit Committee Report" and "Compensation and Management Development Committee Report on Executive Compensation" (to the extent permitted by the rules of the SEC) and "Stockholder Return Performance Graph" will not be deemed incorporated, unless specifically provided otherwise in such filing.

AVAILABILITY OF REPORT ON FORM 10-K

       We will provide without charge to each person being solicited by this Proxy Statement, on the written request of any such person, a copy of our Annual Report on Form 10-K for the year ended December 31, 2004 including the financial statements and financial statement schedules included therein. All such requests should be directed to Beth R. Jacobson, Executive Vice President, General Counsel and Corporate Secretary, PDI, Inc., Saddle River Executive Centre, 1 Route 17 South, Saddle River, New Jersey 07458.

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


                                         By order of the Board of Directors,

                                         /s/ Beth R. Jacobson
                                         --------------------
                                         Beth R. Jacobson,
                                         Executive Vice President,
                                         General Counsel and Corporate Secretary












May 2, 2005


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